                                                                  Exhibit 10 (d)

                               EXECUTIVE AGREEMENT


                This is an Agreement by and between Huntington Bancshares Incorporated, a Maryland corporation, with its principal office at the Huntington Center, 41 South High Street, Columbus, OH 43287 ("Huntington"), and Frank Wobst ("Executive"), effective as of January 22, 1997.

                                    Recitals
                                    --------

         A. Executive is an executive officer of Huntington or one or more of its affiliated companies with significant policy-making and operational responsibilities in the conduct of its business. For purposes of describing the employment of Executive, the term "Huntington" shall include the employment of Executive by Huntington and such affiliated entities as shall be determined by the Compensation and Stock Option Committee of the Board of Directors of Huntington Bancshares Incorporated.

         B. Huntington recognizes that Executive is a valuable resource for Huntington and desires to be assured of the continued dedication and services of Executive.

         C. Huntington acknowledges that upon a threatened change in control Executive may have concerns about the continuation of his employment status and responsibilities and may be approached by others with employment opportunities, and Huntington desires to provide Executive some assurance as to the continuation of his employment status and responsibilities in the event of a change in control.

         D. Huntington desires to assure that if it should receive an offer involving a possible change of control and Executive would be involved in deliberations or negotiations in connection therewith, Executive would be in a secure position to consider such offer and negotiate on behalf of Huntington and its shareholders as objectively as possible, and to this end Huntington desires to protect Executive from any direct or implied threat to his financial well-being under such circumstances.

         E. Executive is willing to continue to serve as such but desires assurance that in the event of a change in control he will not be exposed to unreasonable financial hardship or loss of status.

                                    Agreement
                                    ---------

         The parties do hereby agree as follows:

         1. Definitions. As used herein:
            -----------

         "Change in Control" - A change in control shall be deemed to have occurred if and when, after the date hereof any of the following events have occurred:

         (i) Huntington, or in one or more transactions 50% or more of its assets or earning power, is acquired by or combined with another Person and less than a majority of the outstanding voting shares of the Person surviving such transaction (or the ultimate parent of the surviving Person) after such acquisition or combination is owned, immediately prior to such acquisition or combination, by the owners of the voting shares of Huntington outstanding immediately prior to such acquisition or combination;

         (ii) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (including any "person" as defined in Section 13(d) (3) or Section 14(d) (2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 10% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of Huntington;

         (iii) Huntington files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of Huntington has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

         (iv) if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of Huntington ("Board") cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (iv) each Director who is first appointed, or first nominated for election by Huntington's stockholders, by a vote of at least two-thirds of the Directors of Huntington (or a committee thereof) then still in office who were Directors of Huntington at the beginning of any such period will be deemed to have been a Director of Huntington at the beginning of such period; or

         (v) The occurrence of any other event or circumstance which is not covered by (i) through (iv) above which the Board determines affects control of Huntington and, in order to implement the purposes of this Agreement as set forth above, adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

         Notwithstanding the foregoing provisions of paragraphs 1 (ii) or (iii), unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of paragraphs (ii) or (iii) solely because (1) Huntington, (2) an entity in which Huntington directly or indirectly beneficially owns 50% or more of the entity's outstanding voting stock (a "Subsidiary"), or (3) any employee stock ownership plan or any other employee benefit plan of Huntington or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule

14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of voting stock of Huntington, whether in excess of 10% or otherwise, or because Huntington reports that a change in control of Huntington has occurred or will occur in the future by reason of such beneficial ownership. In defining "Control," all voting securities of Huntington shall be considered to be a single class.

         "Minimum Annual Base Salary" means the Executive's current base annual salary, plus such increases to the base annual compensation as the Board or Compensation and Stock Option Committee of Huntington may authorize in their discretion from time to time, but in no event less than the annual base salary in effect at the time of making this agreement.

         2. TERMINATION FOLLOWING CHANGE IN CONTROL. Executive shall be entitled to the benefits described below if a Change in Control shall have occurred and within three years of such Change in Control either (i) Executive terminates his employment upon making a determination (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith) that Executive's employment status or employment responsibilities have been materially and adversely affected thereby, or (ii) his employment is terminated by Huntington:

                  (a) Executive shall be entitled to receive after termination of his employment, his Minimum Annual Base Salary, through the termination date, as such phrase is defined in any employment agreement between Executive and Huntington, plus credit for any vacation accrued but not taken and the amount of any unpaid bonus, incentive compensation or any other benefit to which he is entitled to under any employment agreement between Executive and Huntington, if applicable.

                  (b) If the Minimum Annual Base Salary payable pursuant to paragraph 2(a) above is less than three times the Minimum Annual Base Salary in effect for the year in which termination occurs, then in lieu of any payment of Minimum Annual Base Salary under paragraph 2(a) Executive shall be entitled to receive an amount equal to three times his Minimum Annual Base Salary in effect for the year in which his termination of employment occurs.

                  (c) In addition to the amount paid pursuant to subparagraph
                  (a) or (b) of this paragraph 2, Executive shall also be entitled to receive three times the average bonus or incentive compensation paid to him in respect of the three fiscal years preceding his termination of employment.

                  (d) At Executive's option the amount payable under paragraphs 2(a) or (b), and paragraph 2(c) shall be paid to him in one lump sum within thirty days after termination of employment or in twenty-four equal consecutive monthly payments commencing on the first day of the month following termination of employment.

                  (e) Huntington shall maintain for Executive's benefit until the earlier of (i) thirty-six months after termination of employment, or (ii) Executive's commencement of full-time employment with a new employer (the "Continuation Period"), all costs and expenses associated with providing a corporate automobile, all professional memberships, dues in all clubs in which Executive maintains membership, all life insurance, medical, health and accident, disability plans or programs and such other substantially similar benefits which Executive shall have been entitled to prior to termination, provided Executive's continued participation is permitted under the general terms of such plans and programs after the termination of employment. In the event Executive's participation in any such plan or program is not permitted, Huntington will provide at no cost to Executive directly the benefits to which Executive would be entitled under such plans and programs.

                  (f) Executive also shall be paid the aggregate of the increases in the single sum actuarial equivalents of Executive's vested accrued benefits under Huntington's retirement plan or any successor plan (hereinafter referred to as the "Pension Plan") and each nonqualified defined benefit pension plan sponsored by Huntington, including the supplemental executive retirement plan that would result if Executive were credited with three additional years of service and benefit service (as such terms are defined in the Pension
                  Plan) and three additional years of age under such plans.

                  (g) Without limiting the rights of Executive at law or in equity, if Huntington fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, Huntington will pay interest on the amount or value thereof at an annualized rate of interest equal to the greater of (i) 12% or (ii) the prime commercial rate in effect of The Huntington National Bank or its successor from time to time. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

         3. CONSIDERATION FOR PAYMENTS. Huntington hereby acknowledges that it will be difficult and may be impossible (a) for Executive to find reasonably comparable employment, and (b) to measure the amount of damages which Executive may suffer as a result of termination of employment hereunder. In addition, Huntington acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the payment of the severance compensation by Huntington to Executive in accordance with the terms of this Agreement is hereby acknowledged by Huntington to be reasonable and will be liquidated damages, and Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise, except as provided in Section 2(e). Huntington shall not be entitled to set off or counterclaim against amounts payable hereunder any claim, debt or obligation of Executive.

         4. EXCISE TAX PAYMENTS. In the event that Executive becomes entitled to the benefits described in this Agreement ("Severance Payments"), if any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar federal or state excise tax, Huntington shall pay to Executive at the time specified in Section 2(d) above, an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after payment of any Excise Tax, and any federal, state and local income tax on the Gross-Up Payment itself, shall be equal to the amount of the Severance Payments stated herein.

         For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax:

                  (a) any other payments or benefits received or to be received by Executive in connection with a Change in Control of Huntington or the termination of employment (whether pursuant to the terms of this Agreement or of any other plan, arrangement or agreement with Huntington, or with any Person whose actions result in a Change in Control or with any other Person affiliated with Huntington or such Person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Huntington's independent auditors and acceptable to Executive, other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code;

                  (b) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Severance Payments or
                  (ii) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) (after applying clause
                  (a), above); and

                  (c) the value of any noncash benefits or any deferred payment or benefit shall be determined by Huntington's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

         For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, Executive shall repay to Huntington, at the time the reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of termination of employment, Huntington shall make an additional Gross-Up Payment to Executive in respect of such excess at the time the amount of such excess is finally determined.

         5. ARRANGEMENTS NOT EXCLUSIVE. The specific benefit arrangements referred to in this Agreement are not intended to exclude Executive from participation in or from other benefits available to executive personnel generally or to preclude Executive's right to other compensation or benefits as may be authorized by the Board of Huntington at any time. The provisions of this Agreement and any payments provided for hereunder shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights, or rights which would accrue solely as the result of the passage of time under any benefit plan, incentive plan, stock option plan, employment agreement or other contract, plan or arrangement except as may be specified in such contract, plan or arrangement.

         6. HUNTINGTON'S RIGHT TO TERMINATE EMPLOYMENT. This Agreement sets forth the severance benefits payable to Executive in the event his employment with Huntington is terminated under certain conditions subsequent to a Change in Control (as defined in Section 1 hereof). This Agreement is not an employment contract nor is it intended to confer upon the Executive any right to continued employment. Notwithstanding the foregoing, any termination of employment of Executive or the removal of the Executive from the current office or position of Executive at Huntington following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of Executive after a Change in Control for purposes of this Agreement.

         7. ENFORCEMENT COSTS; INTEREST. Huntington is aware that, upon the occurrence of a Change in Control, the Board or a stockholder of Huntington may then cause or attempt to cause Huntington to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause Huntington to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of Huntington that Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if following a Change in Control it should appear to Executive that Huntington has failed to comply with any of its obligations under this Agreement or in the event that Huntington or any other person takes any action to declare this Agreement void or unenforceable, or institute any litigation or other legal action designed to deny, diminish or to recover from Executive, the benefits intended to be provided to Executive hereunder, Huntington irrevocably authorizes Executive from time to time to retain counsel of his choice at the expense of Huntington as provided in this Section 7 to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against Huntington or any director, officer, stockholder or other person affiliated with Huntington. Notwithstanding any existing or prior attorney-client relationship between Huntington and such counsel, Huntington irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection Huntington and Executive agree that a confidential relationship shall exist between Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by Executive as hereinabove provided shall be paid or reimbursed to Executive by Huntington on a regular, periodic basis upon presentation by Executive of a statement or statements prepared by such counsel in accordance with its customary practices. In any action involving this Agreement, Executive shall be entitled to prejudgment interest on any amounts found to be due him from the date such amounts would have been payable to Executive pursuant to this Agreement at an annual rate of interest equal to the greater of (a) 12%, or (b) the prime commercial rate in effect at The Huntington National Bank or its successor from time to time during the prejudgment period.

         8. TERMINATION. This Agreement shall terminate if the employment of Executive with Huntington shall terminate prior to a Change in Control.

         9. SUCCESSORS AND ASSIGNS. In the event that Huntington shall merge or consolidate with any other corporation or all or substantially all Huntington's business or assets shall be transferred in any manner to any other Person, such Person shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes hereof to be, Huntington hereunder. This Agreement shall be binding upon and inure to the benefit of any such successor and the personal and legal representatives of Executive. If Executive should die while any amounts are still payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's beneficiary indicated on the Beneficiary Designation, attached hereto as Exhibit A.

         10. SEVERABILITY. In the event that any section, paragraph, clause or other provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction for any reason, such section, paragraph, clause or other provision shall be enforceable in any other jurisdiction in which valid and enforceable and, in any event, the remaining sections, paragraphs, clauses and other provisions of this Agreement shall be unaffected and shall remain in full force and effect to the fullest extent permitted by law.

         11. INDEMNIFICATION. For a period of five years after any termination of Executive's employment, Huntington shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, and shall indemnify, hold harmless and defend Executive (and his heirs, executors and administrators) to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of Huntington or any subsidiary (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

         12. TERMINATION OF PRIOR AGREEMENTS. The Executive hereby agrees to a mutual termination, effective as of the effective date of this Agreement, of any prior existing change in control agreement providing benefits to the Executive upon a termination of employment following a Change in Control of the Company, to which he and Huntington are parties, and as to such prior agreement, if any, the Executive releases all claims, rights and entitlement.

         IN WITNESS WHEREOF, this Agreement has been executed on January 22,
1997.

                                            HUNTINGTON BANCSHARES INCORPORATED


                                            By  /s/ Ralph K. Frasier
                                              ----------------------------------

                                            /s/ Frank Wobst
                                            ------------------------------------
                                            Frank Wobst

                                    Exhibit A

                             Beneficiary Designation


         In the event of my death, I hereby direct that any amounts due me under the agreement to which this Beneficiary Designation is attached shall be distributed to the person designated below. If no beneficiary shall be living to receive such assets they shall be paid to the administrator or executor of my estate.


January 22, 1997                                     /s/ Frank Wobst
------------------------                             ---------------------------
Date                                                 Frank Wobst


                                                     /s/ Joan F. Wobst
                                                     ---------------------------
                                                     Beneficiary


                                                     Wife
                                                     ---------------------------
                                                     Relationship to Executive